Exhibits 2.4

141219000079

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION OF

GREENE CONCEPTS, INCORPORATED

(Under Section 805 of the New York Business Corporation Law)

1.           The name of the corporation is Greene Concepts, Incorporated (the “Corporation”).

If the name of the corporation has been changed, the name under which it was formed is: Tech-Ohm Resistor Corporation.

2.           The date of filing of the original Certificate of Incorporation of the Corporation with the Department of State is: August 18, 1952.

3.           (a)         Paragraph Third of the Certificate of Incorporation relating to the authorized shares is amended to: convert the 3,000,000,000 common authorized shares with a par value of $.001 per share into 3,000,000,000 common authorized shares with a par value of $.0001 per share at a rate of one new common for one old common share. Thereafter, the Corporation will have 3,000,000,000 common authorized shares with a par value of $.0001 per share and 20,000,000 preferred authorized shares of which 10,000,000 will be preferred stock with a $.001 par value per share and 10,000,000 will be preferred stock Series A with a $.001 par value per share.

(b)       To effect the foregoing, Article Four (4) of the Certificate of Incorporation relating to the authorized shares of the Corporation is amended as follows:

“(4)        The aggregate number of shares of all classes of stock which the corporation shall have the authority to issue is (3,020,000,000), of which THREE BILLION (3,000,000,000) shares shall be shares of common stock with $.0001 par value per share and TWENTY MILLION (20,000,000) shares of which 10,000,000 will be Preferred Stock with $.001 par value per share and 10,000,000 will be Preferred Stock Series A with $.001 per value per share.”

This amendment was authorized by the vote of the Board of Directors followed by a written consent of a majority of all outstanding shares of the Corporation’s capital stock- entitle to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate as of the 16th day of December, 2014, and I affirm the statements contained herein as true penalties of perjury.

GREENE CONCEPTS, INC.

Leonard M. Greene
Chief Executive Officer

GREENE CONCEPTS, INCORPORATED	CERITIFICATE OF AMENDMENT | SOLD

141219000079